Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TOBIRA THERAPEUTICS, INC.

Tobira Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: That the name of this corporation is Tobira Therapeutics, Inc. This corporation was originally incorporated under the same name, and the original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on September 11, 2006.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Second Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Second Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Tobira Therapeutics, Inc.

ARTICLE II

The address of this corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, 19808, County of New Castle, Delaware. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which this corporation is authorized to issue is Two Hundred Six Million Four Hundred Fifty-One Thousand Eight Hundred Seventy (206,451,870) shares. One Hundred Twenty Million (120,000,000) shares shall be Common Stock with a par value of $0.0001 per share and Eighty Six Million Four Hundred Fifty-One Thousand Eight Hundred Seventy (86,451,870) shares shall be Preferred Stock with a par value of $0.0001 per share (the “Preferred Stock”), Twenty-Seven Million Five

Hundred Forty-Two Thousand Three Hundred Sixty-Nine (27,542,369) of which shall be designated Series A Preferred Stock (the “Series A Preferred Stock”) and Fifty-Eight Million Nine Hundred Nine Thousand Five Hundred One (58,909,501) of which shall be designated Series B Preferred Stock (the “Series B Preferred Stock”). This corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance upon conversion of the Preferred Stock shall not be sufficient to permit conversion of the Preferred Stock. Subject to the provisions herein, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of this corporation representing at least a majority of the votes represented by all outstanding shares of stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE V

The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of the shares of capital stock or the holders thereof are as follows:

1. Dividend Provisions.

(a) Prior and in preference to any declaration or payment of any dividends to the holders of shares of Series A Preferred Stock and Common Stock, the holders of shares of the Series B Preferred Stock shall be entitled to receive dividends out of any assets legally available therefor, at the rate of eight percent (8%) of the applicable Series B Original Issue Price (as defined herein) per share per annum. Such dividends shall be payable when, as and if declared by the board of directors of this corporation, and shall not be cumulative. In the event that the board of directors of this corporation declares a dividend, the amount of which is insufficient to permit payment of the full aforesaid dividends, such dividends will be paid ratably to each holder of Series B Preferred Stock in proportion to the dividend amounts to which each holder of Series B Preferred Stock is entitled. The “Series B Original Issue Price” of the Series B Preferred Stock shall be Fifty-Four Cents and Ninety-One Hundredths of a Cent ($0.5491) per share (as adjusted for stock splits, stock dividends, recapitalization and similar events).

(b) Prior and in preference to any declaration or payment of any dividends to the holders of shares of Common Stock, the holders of shares of the Series A Preferred Stock shall be entitled to receive dividends out of any assets legally available therefor, at the rate of eight percent (8%) of the applicable Series A Original Issue Price (as defined herein) per share per annum. Such dividends shall be payable when, as and if declared by the board of directors of this corporation, and shall not be cumulative. In the event that the board of directors of this corporation declares a dividend, the amount of which is insufficient to permit payment of the full aforesaid dividends, such dividends will be paid ratably to each holder of Series A Preferred Stock in proportion to the dividend amounts to which each holder of Series A Preferred Stock is entitled. Notwithstanding the foregoing, holders of shares of Series A Preferred Stock may not receive a dividend unless concurrently with the payment of such dividend, a dividend is paid to the holders of Series B Preferred Stock which is at least equal to the dividend paid to holders of Series A Preferred Stock as measured by a percentage of the Original Issue Price (as defined below) of each such series. The “Series A Original Issue Price” of the Series A Preferred Stock shall be One Dollar and Eighteen Cents ($1.18) per share (as adjusted for stock splits, stock dividends, recapitalization and similar events). The Series A Original Issue Price and the Series B Original Issue Price are collectively referred to herein as the “Original Issue Price.”

(c) After payment of the full amount of the dividends set forth in Sections 1(a) and 1(b), above, any additional dividends declared shall be distributed to the holders of Common Stock and the holders of Series A Preferred Stock and Series B Preferred Stock. The dividend shall be paid to such holders in proportion to the number of shares of Common Stock actually held (in the case of a holder of Common Stock) or that would be held (in the case of a holder of Series A Preferred Stock or Series B Preferred Stock) by such holder on an as-converted to Common Stock basis. Notwithstanding the foregoing, holders of shares of Common Stock may not receive a dividend unless concurrently with the payment of such dividend, a dividend is paid to the holders of Preferred Stock which is at least equal to the dividend paid to holders of Common Stock.

2. Liquidation Preference.

(a) Preferred Preference.

(i) In the event of any Liquidating Transaction (as defined below), the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of this corporation (or distribution of consideration in connection with a Liquidating Transaction) (the “Proceeds”) to the holders of Series A Preferred Stock and Common Stock, an amount equal to one and three-quarters (1.75) multiplied by the Series B Original Issue Price for each share of Series B Preferred Stock then so held, plus a further amount equal to any dividends declared but unpaid on such shares. All of the preferential amounts to be paid to the holders of the Series B Preferred Stock under this Section 2(a)(i) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of this corporation to, the holders of Series A Preferred Stock and Common Stock in connection with such Liquidating Transaction. If, upon such Liquidating Transaction the assets of this corporation are insufficient to provide for the cash payment of the full aforesaid preferential amounts to the holders of the Series B Preferred Stock, such assets as are available shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(ii) After payment has been made to the holders of Series B Preferred Stock of the full amounts to which they are entitled as provided in Section 2(a)(i) above, in the event of any Liquidating Transaction, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the Proceeds to the holders of Common Stock, an amount equal to the Series A Original Issue Price for each share of Series A Preferred Stock then so held, plus a further amount equal to any dividends declared but unpaid on such shares. All of the preferential amounts to be paid to the holders of the Series A Preferred Stock under this Section 2(a)(ii) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of this corporation to, the holders of the Common Stock in connection with such Liquidating Transaction. If, upon such Liquidating Transaction the assets of this corporation are insufficient to provide for the cash payment of the full aforesaid preferential amounts to the holders of the Series A Preferred Stock, such assets as are available shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(iii) After payment has been made to the holders of the Preferred Stock of the full amounts to which they are entitled as provided in Section 2(a)(i) and Section 2(a)(ii) above, the remaining assets of this corporation available for distribution to stockholders shall be distributed pro rata among the holders of Common Stock and the Preferred Stock (on an as-converted to Common Stock basis) until the holders of Preferred Stock have received an amount per share, including the amounts to which they are entitled as provided in Section 2(a)(i) and Section 2(a)(ii) above, equal to three (3) multiplied by the applicable Original Issue Price per share of the Preferred Stock, for all of such holders’ shares of Preferred Stock.

(iv) After payment has been made to the holders of the Preferred Stock in the full amounts to which they are entitled as provided in Sections 2(a)(i), 2(a)(ii) and 2(a)(iii), any remaining assets or property of this corporation shall be distributed on a pro rata basis among the holders of the Common Stock.

(v) Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidating Transaction, each such holder of shares of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidating Transaction if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such Preferred Stock into shares of Common Stock (after taking into account the operation of Section 2(a)(vi), below), provided further that:

(A) In the event of any such deemed conversion, all distributions to such holder shall after such deemed conversion be made on a Common Stock shares basis, as if such shares of such series had actually been converted into shares of Common Stock, and shall not be made on a Preferred Stock shares distribution basis, and

(B) If such Liquidating Transaction provides for payment of any part of the proceeds thereof in one or more payments after the closing of such Liquidating Transaction, including, without limitation, earnout payments, milestone payments, royalty payments, escrow amounts or other contingent payments (“Contingent Payments”), then (provided such holder has not previously voluntarily converted their shares of Preferred Stock into Common Stock, nor been converted automatically into Common Stock by operation of the provisions of Section 4(i)) no such deemed conversion shall be deemed to take place until immediately prior to the lawful distribution by the Company of proceeds received as a Contingent Payment if as a result of such distribution the total of all amounts previously distributed to such holder, plus the amount to be distributed to such holder from such Contingent Payment, would, together, exceed the total amount such holder would receive, in the aggregate, if such holder did not convert such Preferred Stock into shares of Common Stock (after taking into account the operation of Section 2(a)(vi), below). Upon any such deemed conversion into Common Stock after giving effect to such Contingent Payment distribution, all future distributions, if any, to such holder, shall be deemed to be distributions on, and such holder shall be deemed to have converted such holder’s shares of such series into, shares of Common Stock.

(vi) Notwithstanding the above, solely for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidating Transaction, at the closing of any Liquidating Transaction with respect to which amounts are to be legally distributed to the stockholders of this corporation and at each date after such closing on which additional amounts (including, without limitation, all Contingent Payments) are to be legally distributed to the stockholders of this corporation as a result of such Liquidating Transaction (each, a “Payment Date”), each holder of Preferred Stock shall be entitled to be paid, out of the funds and assets that may legally be distributed to the stockholders of this corporation on such Payment Date, an amount for each share of Preferred Stock held upon the closing of such Liquidating Transaction equal to: (i) the greater of the amount of cash, securities and other property to which such holder would have been entitled (after taking into account the operation of this Section 2(a)(vi) with respect to all Preferred Stock and treating the distributions to the stockholders of this corporation made upon such Payment Date and all prior Payment Dates as having been made simultaneously upon the closing of the Liquidating Transaction, provided that any amounts held in escrow on a Payment Date shall not be treated as distributed to stockholders of this corporation for purposes of this clause (i) until such amounts are actually paid to such stockholders): (x) pursuant to Sections 2(a)(i) and 2(a)(iii) or Sections 2(a)(ii) and 2(a)(iii), as the case may be; or (y) if all shares each such series of Preferred Stock had converted to Common Stock pursuant to Section 4 as of immediately prior to the closing of such Liquidating Transaction; reduced by (ii) the amount per share paid in the aggregate to such holder with respect to such holder’s shares of such series of Preferred Stock on all prior Payment Dates; provided, however, that the fair market value of any non-cash consideration that may be distributed to the stockholders of this corporation on each Payment Date shall be determined at the date of the closing of the Liquidating Transaction in accordance with Section 2(d) below, unless otherwise specified in the definitive agreement for the Liquidating Transaction.

For purposes of this Section 2, a “Liquidating Transaction” of this corporation shall mean a (i) liquidation, dissolution or winding up of this corporation, (ii) sale of all or substantially all of the assets of this corporation, or (iii) consolidation or merger with or into any other entity if, as a result of such consolidation or merger, the holders of the Common Stock and the Preferred Stock prior to such consolidation or merger do not hold in excess of fifty percent (50%) of the combined voting power of the surviving entity. The treatment of any particular transaction or series of related transactions as a Liquidating Transaction may be waived by the vote or written consent of the holders of at least a majority of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(b) Notice of Liquidating Transaction. This corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidating Transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such Liquidating Transaction, or twenty (20) days prior to the closing of such Liquidating Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidating Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidating Transaction, and this corporation shall thereafter give such holders prompt notice of any material changes to such terms and conditions. Unless such notice requirements are waived, the Liquidating Transaction shall not take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein. Notwithstanding any other provisions of this Certificate of Incorporation, all notice periods or requirements in this Certificate of Incorporation applicable to the holders of Preferred Stock may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of at least a majority of the voting power of the outstanding shares of Preferred Stock that are entitled to such notice rights.

(c) Consent for Certain Repurchases. Each holder of an outstanding share of Preferred Stock shall be deemed to have consented, for purposes of Section 160 of the General Corporation Law of the State of Delaware (and, if applicable, Sections 502, 503 and 506 of the California Corporations Code), to distributions made by this corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between this corporation and such persons but only to the extent each distribution equals the original purchase price of such shares being repurchased.

(d) In any Liquidating Transaction, if Proceeds received by this corporation or its stockholders are other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidating Transaction;

(B) If traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidating Transaction; and

(C) If there is no public market, the value shall be the fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

(iii) The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidating Transaction shall, upon approval by at least a majority of the votes attributable to voting securities of this corporation held by the stockholders who are parties to the definitive agreements governing a Liquidating Transaction, be superseded by any determination of such value set forth in the definitive agreements governing such Liquidating Transaction.

(e) In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(i) cause the closing of such Liquidating Transaction to be postponed until such time as the requirements of this Section 2 have been complied with; or

(ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(b) hereof.

3. Voting Rights.

(a) The Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the board of directors (the “Series B Director”). The Series A Preferred Stock, voting as a separate class, shall be entitled to elect three (3) members of the board of directors (the “Series A Directors” and, together with the Series B Director, the “Preferred Directors”). The Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the board of directors (the “Common Director”). The remaining directors shall be elected by the holders of at least a majority in voting power of the Preferred Stock, voting together as a single class on an as-converted to Common Stock basis. If the holders of shares of Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first three sentences of this Subsection 3(a), then any directorship not so filled shall remain vacant until such time as the holders of Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the corporation other than by the stockholders of the corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class.

(b) On all other matters, except as specifically provided herein or as otherwise required by law, holders of the Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to vote, together with the holders of Common Stock, with respect to any matters upon which holders of Common Stock have the right to vote. Except as otherwise provided herein, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the largest number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of this corporation having general voting power and not separately as a class. For purposes of this Section 3, the “voting power of the shares of Preferred Stock” shall mean the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted at the dates provided in the preceding sentence. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible into shares of Common Stock without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for the Preferred Stock and shall be convertible into the number of fully paid and nonassessable shares of Common Stock which results from dividing (i) the Conversion Value (as hereinafter defined) of the Preferred Stock by (ii) the Conversion Price (as hereinafter defined) per share in effect for such series of Preferred Stock at the time of conversion. Until the occurrence of the Second Closing (the “Second Closing”) as defined in that certain Series B Preferred Stock Purchase Agreement, by and between the Company and certain investors, dated on or about the Filing Date (as defined below) (the “Series B Purchase Agreement”), the initial per share Conversion Price of the Series A Preferred Stock shall be Eighty-Eight Cents and Seventy-One Hundredths of a Cent ($0.8871). Immediately following the Second Closing and until the occurrence of the Milestone Closing as defined in the Series B Purchase Agreement (the “Milestone Closing”), the initial per share Conversion Price of the Series A Preferred Stock shall be Eighty-Seven Cents and Thirty-Two Hundredths of a Cent ($0.8732). Immediately following the Milestone Closing, the initial per share Conversion Price of the Series A Preferred Stock shall be Seventy-Seven Cents and Sixty-Six Hundredths of a Cent ($0.7766). The initial per share Conversion Price of the Series B Preferred Stock shall be Fifty-Four Cents and Ninety-One Hundredths of a Cent ($0.5491). The per share Conversion Value of the Series A Preferred Stock shall be One Dollar and Eighteen Cents ($1.18) (as adjusted for stock splits, stock dividends, recapitalization and similar events relating to the Series A Preferred Stock). The per share Conversion Value of the Series B Preferred Stock shall be Fifty-Four Cents and Ninety-One Hundredths of a Cent ($0.5491) (as adjusted for stock splits, stock dividends, recapitalization and similar events relating to the Series B Preferred Stock). The initial Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as provided below. The number of shares of Common Stock into which a share of Preferred Stock is convertible is hereinafter referred to as the “Conversion Rate” of such series.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into share(s) of Common Stock at the then effective Conversion Rate immediately upon the earlier of (i) at the election of the holders of at least seventy percent (70%) of the then-outstanding Series A Preferred Stock and at least seventy percent (70%) of the then-outstanding Series B Preferred Stock, each voting as separate classes, or (ii) the closing of the sale of the corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (“Securities Act”), with aggregate offering proceeds to the corporation (before deduction for underwriters’ discounts and expenses relating to the issuance) of at least Thirty Million Dollars ($30,000,000) and a public offering price per share equal to at least One Dollar, Sixty-Four Cents and Seventy-Three Hundredths of a Cent ($1.6473) (subject to adjustments for stock dividends, splits, combinations and similar events).

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate(s) therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock and shall give written notice to this corporation at such office that the holder elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 4(b) hereof). This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock certificate(s) for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Section 4(b)(i) hereof such conversion shall be deemed to have been made immediately prior to the close of business on the date of the election referred to in Section 4(b)(i), or in the case of an automatic conversion pursuant to Section 4(b)(ii) hereof, immediately prior to the closing of the offering referred to in Section 4(b)(ii)) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Fractional Shares. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled upon conversion, this corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of such series of Preferred Stock as determined by the board of directors of this corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(e) Adjustment of Conversion Price. The Conversion Price of the Preferred Stock (“Conversion Price”) shall be subject to independent adjustment from time to time as follows:

(i) Definitions. For purposes of this paragraph 4(e), the following definitions shall apply:

(A) “Excluded Stock” shall mean:

(1) securities issuable upon conversion of the Preferred Stock, or as a dividend or distribution on the Preferred Stock;

(2) up to Thirteen Million Seven Hundred Seventy-Five Thousand Seventy-Eight (13,775,078) shares of Common Stock issued or deemed issued to officers, directors, consultants or employees of this corporation, pursuant to a stock option plan approved by the board of directors of this corporation, and as approved by the board of directors of this corporation, including at least at majority of the Preferred Directors (or such greater number of shares as approved by the board of directors of this corporation, including at least a majority of the Preferred Directors);

(3) securities issued in connection with research and development partnerships, licensing, corporate partnering, collaborative arrangements or similar transactions approved by the board of directors of this corporation, including at least a majority of the Preferred Directors;

(4) securities to financial institutions or lessors issued in connection with commercial credit arrangements, equipment financings, commercial property lease transactions, or similar transactions approved by the board of directors of this corporation , including at least a majority of the Preferred Directors; provided such financing is primarily for non-equity purposes;

(5) securities issued in connection with a firm commitment, underwritten public offering registered under the Securities Act;

(6) securities issued in connection with a stock split, stock dividend or similar transaction;

(7) shares of Common Stock issued or issuable for consideration pursuant to a merger, consolidation, acquisition or similar business combination, provided that such issuance has been approved by approved by the board of directors of this corporation, including at least a majority of the Preferred Directors;

(8) Shares of Preferred Stock or Common Stock issued upon (i) the exercise of warrants to acquire securities of the Company, (ii) the exercise of options to acquire securities of the Company, (iii) the conversion of notes into securities of the Company or (iv) other rights to acquire securities of the Company that are outstanding as of the date upon which this Third Amended and Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware and to the extent applicable, shares of Common Stock issuable upon conversion of shares of Preferred Stock issued pursuant to clauses (i) through (iv), above;

(9) Shares of Preferred Stock issued pursuant to Section 1.3 of the Series B Purchase Agreement; and

(10) Shares of Preferred Stock issued pursuant to Section 1.4 of the Series B Purchase Agreement.

(B) “Options” means options to purchase or rights to subscribe for Common Stock (other than Excluded Stock).

(C) “Convertible Securities” means securities by their terms directly or indirectly convertible into or exchangeable for Common Stock (other than Excluded Stock) and options to purchase or rights to subscribe for such convertible or exchangeable securities.

(D) “Purchase Rights” means Options and Convertible Securities.

(E) “Dilutive Issuance” means an issuance of Purchase Rights, or Common Stock which is not Excluded Stock, in each case without consideration or for a consideration per share less than the applicable Conversion Price. “Dilutive Issuance” excludes any stock dividend, subdivision or split-up, stock combination, dividend or Transaction described in Sections 4(e)(iv) through (vii) below.

(ii) Adjustment of Conversion Price for Dilutive Issuances of Preferred Stock. If this corporation issues or is deemed to issue any Common Stock in a Dilutive Issuance, the Conversion Price in effect after each such issuance shall be adjusted to a price determined by multiplying the Conversion Price in effect immediately prior to the Dilutive Issuance by a fraction:

(A) the numerator of which shall be (1) the number of shares of Common Stock outstanding and issuable on exercise of all outstanding Options and Convertible Securities immediately prior to the Dilutive Issuance, plus (2) the number of shares of Common Stock that the aggregate consideration, if any, received by this corporation in connection with the Dilutive Issuance would purchase at such Conversion Price, and

(B) the denominator of which shall be (1) the number of shares of Common Stock outstanding and issuable on exercise of all outstanding Options and Convertible Securities immediately prior to the Dilutive Issuance, plus (2) the number of shares of Common Stock issued or deemed issued in the Dilutive Issuance.

(iii) For purposes of any adjustment of the Conversion Price pursuant to clause (ii) above, the following provisions shall be applicable:

(A) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commissions paid or incurred by this corporation in connection with the issuance and sale thereof.

(B) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the board of directors of this corporation, in accordance with generally accepted accounting treatment; provided, however, that if at the time of such determination, this corporation’s Common Stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined by the board of directors of this corporation shall not exceed the aggregate “Current Market Price” (as defined below) of the shares of Common Stock being issued.

(C) In the case of the issuance of Purchase Rights in a Dilutive Issuance:

(1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of Options shall be deemed to have been issued at the time such Options were issued and for a consideration equal to the consideration (determined in the manner provided in (iii) (A) and (B) above), if any, received by this corporation upon the issuance of such Options plus the minimum purchase price provided in such Options covered thereby;

(2) the aggregate maximum number of shares of Common Stock deliverable upon conversion or exercise of or exchange for any Convertible Securities shall be deemed to have been issued at the time such Convertible Securities were issued and for a consideration equal to the consideration received by this corporation for any such Convertible Securities (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation upon the conversion or exchange of such Convertible Securities (determined in the manner provided in (iii) (A) and (B) above);

(3) on any change in the number of shares of Common Stock deliverable upon exercise of any such Purchase Rights or on any change in the minimum purchase price of such Purchase Rights, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon (x) the issuance of such Purchase Rights not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the issuance of options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

(4) on the expiration of any Purchase Rights, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such Purchase Right been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Purchase Rights.

(iv) If the number of shares of Common Stock outstanding at any time after the date this Third Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Filing Date”) is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the applicable Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of such Preferred Stock shall be increased in proportion to such increase of outstanding shares.

(v) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock then, on the effective date of such combination, the applicable Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(vi) In case this corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights (excluding Purchase Rights), then, in each such case, the holders of shares of Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which each series of Preferred Stock is convertible.

(vii) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of this corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares provided for under Section 4(e)(iv) or (v) above), or the consolidation or merger of this corporation with or into another person (other than a consolidation or merger in which this corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of this corporation (“Transaction”), the shares of Preferred Stock shall, after such Transaction, be convertible into the kind and number of shares of stock or other securities or property of this corporation or otherwise to which such holder would have been entitled if immediately prior to such Transaction the holder had converted the holder’s shares of Preferred Stock into Common Stock. The provisions of this clause (vii) shall similarly apply to successive transactions.

(viii) All calculations under this Section 4 shall be made to the nearest $0.0001 or to the nearest 1/1000 of a share, as the case may be.

(ix) For the purpose of any computation pursuant to this Section 4(e), the “Current Market Price” at any date of one share of Common Stock, shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as reported by Nasdaq (or equivalent recognized source of quotations); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to in this clause (ix) are available for the period required hereunder, Current Market Price shall be determined in good faith by the board of directors of this corporation.

(f) Minimal Adjustments. No adjustment in the Conversion Price need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

(g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 4, this corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which adjustment or readjustment is based. This corporation shall, upon request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversions of such holder’s shares of Preferred Stock.

(h) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, this corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

(i) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(j) Notices. Any notice required by the provisions of this Section 4 to be given to the holder of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of this corporation.

(k) Special Conversion Provisions.

(i) Future Securities Offerings. If (a) a holder of Preferred Stock is a party to an agreement (a “Rights Agreement”) pursuant to which such holders of Preferred Stock are granted a right of first refusal with respect to future offerings of certain types of securities of the Company (a “Rights Offering”) and (b) the Company determines to issue such securities and complies with the provisions of the Rights Agreement relating to such rights of first refusal and (c) such holder of Preferred Stock fails to exercise such right of first refusal with respect to such issuance (a “Non-Exercising Investor”), then, unless such failure is a Permitted Failure (as defined in the Series B Purchase Agreement), the shares of Preferred Stock held by such Non-Exercising Investor shall be converted automatically, immediately prior to the closing of such issuance, into shares of Common Stock of the Company at the Conversion Rate in effect immediately prior to the closing of such issuance (and without the benefit of any anti-dilution adjustments that otherwise would arise from or out of such offering), without any further action by the Company, the Investors or such Non-Exercising Investor and whether or not the certificates representing such shares are surrendered to this corporation or its transfer agent; provided, however, that if such Non-Exercising Investor purchases a portion, but less than all, of the securities offered it pursuant to a Rights Offering (the “Threshold Amount”), then only a portion of such Non-Exercising Investor’s shares of Preferred Stock shall automatically convert into shares of Common Stock, as next provided. Such portion of Preferred Stock so converted to Common Stock will be equal to the percent of such Non-Exercising Investor’s Threshold Amount that such Non-Exercising Investor does not purchase (i.e., if such Non-Exercising Investor purchases sixty percent (60%) of its Threshold Amount, forty percent (40%) of such Non-Exercising Investor’s shares of Preferred Stock will convert into shares of Common Stock).

(ii) Second Closing. If (a) a holder of Series A Preferred Stock is a party to a Rights Agreement, (b) the Company determines to issue shares pursuant to Section 1.3 of the Series B Agreement in accordance with the provisions of the Rights Agreement and complies with the provisions of the Rights Agreement relating to such issuance (the “Second Closing Issuance”) and (c) a holder of Series A Preferred Stock fails to exercise such right of first refusal with respect to the Second Closing Issuance (a “Non-Exercising Existing Investor”), the shares of Preferred Stock held by such Non-Exercising Existing Investor shall be converted automatically, immediately prior to the closing of the Second Closing Issuance, into shares of Common Stock of the Company at the Conversion Rate in effect immediately prior to the closing of such issuance (and without the benefit of any anti-dilution adjustments that otherwise would arise from or out of such offering), without any further action by the Company, the Investors or such Non-Exercising Existing Investor and whether or not the certificates representing such shares are surrendered to this corporation or its transfer agent; provided, however, that if such Non-Exercising Existing Investor purchases a portion, but less than all, of the securities offered it pursuant to the Second Closing Issuance (the “Second Closing Threshold Amount”), then only a portion of such Non-Exercising Existing Investor’s shares of Preferred Stock shall automatically convert into shares of Common Stock, as next provided. Such portion of Preferred Stock so converted to Common Stock will be equal to the percent of such Non-Exercising Existing Investor’s Second Closing Threshold Amount that such Non-Exercising Existing Investor does not purchase (i.e., if such Non-Exercising Existing Investor purchases sixty percent (60%) of its Second Closing Threshold Amount, forty percent (40%) of such Non-Exercising Existing Investor’s shares of Preferred Stock will convert into shares of Common Stock).

(iii) Upon the occurrence of a conversion of Preferred Stock pursuant to Section 4(k)(i) or 4(k)(ii), such holder of Preferred Stock shall surrender the certificates representing such converted Preferred Stock at the office of this corporation or any transfer agent for the Preferred Stock, or at such other place as may be designated by this corporation; provided, however, that this corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to this corporation or its transfer agent, or the holder notifies this corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to this corporation to indemnify this corporation from any loss incurred by it in connection with such certificates. Thereupon, there shall be issued and delivered to such former holder of Preferred Stock promptly, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were automatically converted on the date on which such automatic conversion occurred. The person in whose name the certificate or certificates for such shares of Common Stock is to be issued shall be deemed to have become a stockholder on the effective date of the conversion into the Common Stock, unless the transfer books of this corporation are closed on that date, in which case such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open.

5. Protective Provisions.

(a) This corporation shall not (by merger, reclassification, amendment or otherwise), without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock voting separately as a class:

(i) effect any Liquidating Transaction of this corporation;

(ii) amend the Bylaws so as to adversely affect the rights, preferences and privileges of the Preferred Stock;

(iii) increase or decrease the aggregate number of authorized shares of Preferred Stock;

(iv) increase the number of shares reserved for issuance or sale to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their service pursuant to any stock plan or agreement;

(v) authorize or issue any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, any series of Preferred Stock with respect to dividends, liquidation or redemption, other than the issuance of any authorized but unissued shares of Preferred Stock designated in this Third Amended and Restated Certificate of Incorporation (including any security convertible into or exercisable for such shares of Preferred Stock);

(vi) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary at the lesser of the pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal;

(vii) execute any action to increase or decrease the number of directors of this corporation;

(viii) declare or pay dividends on any capital stock;

(ix) incur indebtedness which exceeds five hundred thousand dollars ($500,000) in the aggregate; or

(x) amend this Third Amended and Restated Certificate of Incorporation.

(b) So long as at least Twenty-One Million Five Hundred Forty-Five Thousand Eight Hundred Thirty-Two (21,545,832) shares of Preferred Stock remain outstanding (as adjusted for stock splits, stock dividends, recapitalization and similar events), this corporation shall not (by merger, reclassification, amendment or otherwise), without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock voting separately as a class, declare or pay dividends on shares of Common Stock.

(c) This corporation shall not (by merger, reclassification, amendment or otherwise), without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least seventy percent (70%) of the then outstanding shares of Series B Preferred Stock voting separately as a class:

(i) take any action that adversely affects the powers, preferences or special rights of the Series B Preferred Stock in a manner different from the other series of Preferred Stock; or

(ii) increase or decrease the aggregate number of authorized shares of Series B Preferred Stock.

ARTICLE VI

This corporation is to have perpetual existence.

ARTICLE VII

1. Limitation of Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

2. Indemnification. This corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of this corporation, or any predecessor of this corporation, or serves or served at any other enterprise as a director, officer or employee at the request of this corporation or any predecessor to this corporation.

3. Amendments. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

ARTICLE VIII

The shares of Preferred Stock may not be redeemed by this corporation. In the event that the shares of Preferred Stock shall be converted pursuant to the terms hereof, the shares so converted shall not revert to the status of authorized but unissued shares, but instead shall be canceled and shall not be re-issuable by this corporation.

ARTICLE IX

Holders of stock of any class or series of this corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders.

ARTICLE X

Elections of directors need not be by written ballot unless the Bylaws of this corporation so provide.

ARTICLE XI

The corporation hereby renounces, to the fullest extent permitted by Section 122 (17) of the General Corporation Law of the State of Delaware, any interest or expectancy of the corporation in, or in being offered, an opportunity to participate in, any Business Opportunity. A “Business Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the corporation who is not an employee of the corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person solely in such Covered Person’s capacity as a director of the corporation. To the fullest extent permitted by law, the corporation hereby waives any claim against a Covered Person, and agrees to indemnify all Covered Persons against any claim, that is based on fiduciary duties, the corporate opportunity doctrine or any other legal theory which could limit any Covered Person from pursuing or engaging in any Business Opportunity.

ARTICLE XII

In furtherance and not in limitation of the powers conferred by statute, the board of directors of this corporation is expressly authorized to make, alter, amend or repeal the Bylaws of this corporation.

*     *     *

THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said Third Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Second Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 9th day of November, 2011.

/s/ Andrew Hindman
Andrew Hindman
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT OF

THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF TOBIRA THERAPEUTICS, INC.

Tobira Therapeutics, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Tobira Therapeutics, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on September 11, 2006 under the name Tobira Therapeutics, Inc.

SECOND: That the Board of Directors of the Corporation adopted resolutions setting forth a proposed amendment to the Third Amended Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is substantially as follows:

RESOLVED, that Article IV of the Third Amended and Restated Certificate of Incorporation of the Corporation be deleted and replaced in full with the following Article IV in order to increase the number of authorized Series B Preferred Stock by 18,211,620 shares from 58,909,501 shares to 77,121,121 and the number of shares of authorized Common Stock by 18,211,620 shares from 120,000,000 shares to 138,211,620 shares:

“This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which this corporation is authorized to issue is Two Hundred Forty-Two Million Eight Hundred Seventy-Five Thousand One Hundred Ten (242,875,110) shares. One Hundred Thirty-Eight Million Two Hundred Eleven Thousand Six Hundred Twenty (138,211,620) shares shall be Common Stock with a par value of $0.0001 per share and One Hundred Four Million Six Hundred Sixty Three Thousand Four Hundred Ninety (104,663,490) shares shall be Preferred Stock with a par value of $0.0001 per share (the “Preferred Stock”), Twenty-Seven Million Five Hundred Forty-Two Thousand Three Hundred Sixty-Nine (27,542,369) of which shall be designated Series A Preferred Stock (the “Series A Preferred Stock”) and Seventy Seven Million One Hundred Twenty-One Thousand One Hundred Twenty-One (77,121,121) of which shall be designated Series B Preferred Stock (the “Series B Preferred Stock”). This corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance upon conversion of the Preferred Stock shall not be sufficient to permit conversion of the Preferred Stock. Subject to the provisions herein, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of this corporation representing at least a majority of the votes represented by all outstanding shares of stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.”

THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law of the State of Delaware.

2

IN WITNESS WHEREOF, Tobira Therapeutics, Inc. has caused this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 30th day of July, 2012.

TOBIRA THERAPEUTICS, INC.

By:	/s/ Andrew Hindman
Andrew Hindman
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT OF

THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF TOBIRA THERAPEUTICS, INC.

Tobira Therapeutics, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Tobira Therapeutics, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on September 11, 2006 under the name Tobira Therapeutics, Inc.

SECOND: That the Board of Directors of the Corporation adopted resolutions setting forth a proposed amendment to the Third Amended Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is substantially as follows:

RESOLVED, that Article IV of the Third Amended and Restated Certificate of Incorporation of the Corporation be deleted and replaced in full with the following Article IV:

“This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which this corporation is authorized to issue is Three Hundred Forty-Four Million Four Hundred Seventeen Thousand (344,417,000) shares. Two Hundred Two Million Three Hundred Seventeen Thousand (202,317,000) shares shall be Common Stock with a par value of $0.0001 per share and One Hundred Forty-Two Million One Hundred Thousand (142,100,000) shares shall be Preferred Stock with a par value of $0.0001 per share (the “Preferred Stock”), Twenty-Seven Million Five Hundred Forty-Two Thousand Three Hundred Sixty-Nine (27,542,369) of which shall be designated Series A Preferred Stock (the “Series A Preferred Stock”) and One Hundred Fourteen Million Five Hundred Fifty-Seven Thousand Six Hundred Thirty-One (114,557,631) of which shall be designated Series B Preferred Stock (the “Series B Preferred Stock”). This corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance upon conversion of the Preferred Stock shall not be sufficient to permit conversion of the Preferred Stock. Subject to the provisions herein, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of this corporation representing at least a majority of the votes represented by all outstanding shares of stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.”

THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law of the State of Delaware.

2

IN WITNESS WHEREOF, Tobira Therapeutics, Inc. has caused this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 25th day of October, 2013.

TOBIRA THERAPEUTICS, INC.

By:	/s/ Andrew Hindman
Andrew Hindman
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT OF

THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF TOBIRA THERAPEUTICS, INC.

Tobira Therapeutics, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Tobira Therapeutics, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on September 11, 2006 under the name Tobira Therapeutics, Inc.

SECOND: That the Board of Directors of the Corporation adopted resolutions setting forth a proposed amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is substantially as follows:

RESOLVED, that Article IV of the Third Amended and Restated Certificate of Incorporation of the Corporation be deleted and replaced in full with the following Article IV:

“This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which this corporation is authorized to issue is Three Hundred Eighty-Six Million Four Hundred Seventeen Thousand (386,417,000) shares. Two Hundred Twenty-Three Million Three Hundred Seventeen Thousand (223,317,000) shares shall be Common Stock with a par value of $0.0001 per share and One Hundred Sixty-Three Million One Hundred Thousand (163,100,000) shares shall be Preferred Stock with a par value of $0.0001 per share (the “Preferred Stock”), Twenty-Seven Million Five Hundred Forty-Two Thousand Three Hundred Sixty-Nine (27,542,369) of which shall be designated Series A Preferred Stock (the “Series A Preferred Stock”) and One Hundred Thirty-Five Million Five Hundred Fifty-Seven Thousand Six Hundred Thirty-One (135,557,631) of which shall be designated Series B Preferred Stock (the “Series B Preferred Stock”). This corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance upon conversion of the Preferred Stock shall not be sufficient to permit conversion of the Preferred Stock. Subject to the provisions herein, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of this corporation representing at least a majority of the votes represented by all outstanding shares of stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.”

THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law of the State of Delaware.

2

IN WITNESS WHEREOF, Tobira Therapeutics, Inc. has caused this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation to be signed by its Chairman this 18th day of March, 2014.

TOBIRA THERAPEUTICS, INC.

By:	/s/ Laurent Fischer
Laurent Fischer
Chairman